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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:       ALAN MINKER
               Sr. Vice President/Chief Financial Officer
               (248) 712-7007

FRANKS NURSERY ANNOUNCES ADDITIONAL FINANCING AND ENGAGEMENT OF ABACUS ADVISORS LLC

TROY, Mich.--(BUSINESS WIRE)--Jan. 21, 2004--Frank's Nursery & Crafts, Inc. (OTC:FNCN - News) announced today that its existing credit facility with Kimco Capital Corp. (in which the Third Avenue Real Estate Value Fund participates) has been amended to provide Franks Nursery with up to an additional $25 million in revolving credit availability through May 2005, the last $3 million of which is available only under certain circumstances. This financing replaces the $7 million in additional revolving credit availability which had been provided previously through April 1, 2004. As amended, the facility allows Franks Nursery to borrow up to $45 million in revolving credit loans. The additional financing is contingent upon the satisfaction of certain customary conditions.

Franks Nursery also announced today that it has engaged Abacus Advisors LLC to provide strategic and operational advisory and consulting services to the Company. Franks Nursery also announced that the Company's Chief Executive Officer Bruce Dale has stepped down from his duties with respect to the Company's day-to-day operations and has resigned from the Board of Directors, but Mr. Dale will remain available to assist the Company and Abacus for a transition period.

Alan Cohen, Chairman and CEO of Abacus Advisors indicated that he was very pleased that the Franks Nursery Board of Directors has selected Abacus for this assignment. Mr. Cohen stated, "Abacus is well positioned to provide interim management at Franks, which we expect will lead to a strengthening of Franks' core nursery business as well as other year-round complementary product lines. We believe Franks Nursery has a strong brand name in most of its operating markets and will further improve its brand name upon execution of its 2004 operating plans."

Franks Nursery is the nation's largest lawn and garden specialty retailer and operates 170 stores in 14 states. Franks Nursery is also a leading retailer of indoor garden products and accessories, including silk floral arrangements, as well as Christmas decor merchandise.

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, unseasonable weather, risks associated with foreign global sourcing, including political instability and changes in import regulations, economic conditions worldwide, and the ability of the Company to execute its business plans effectively. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligations to update forward-looking statements, whether as a result of new information, future events, or otherwise.





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